Exhibit 10.1

                      EXECUTIVE TERMINATION BENEFITS POLICY

     The Board of Directors of Vertrue Incorporated recognizes that uncertainties exist with respect to what compensation and benefits are to be paid by the Company to its key management personnel upon termination of employment, including in a Change in Control (as hereinafter defined), and that such uncertainties may result in the departure or distraction of such key employees to the detriment of the Company and its stockholders. The Board has determined that it is essential and in the best interests of the Company and its stockholders to ensure the continued dedication and efforts of the Company's key management personnel without undue concern for their personal, financial and employment security by implementing this Executive Termination Benefits Policy ("Policy") effective as of October 16, 2006 (the "Effective Date"), as set forth below:

     1. Definitions. For purposes of this Policy, the following capitalized terms shall have the meanings set forth below. Other capitalized terms are defined elsewhere in this Policy.

     a. "Accrued Compensation" means all compensation, benefit payments, reimbursements and other amounts earned by, payable to or accrued for the Executive through and including the Termination Date (as hereinafter defined) but not paid as of the Termination Date, including (a) Base Amount, (b) the MIP Bonus Amount, pro-rated (based solely on elapsed time) to the Termination Date, (c) vacation pay, and
          (d) reimbursable business expenses incurred by the Executive on behalf of the Company.

     b.   "Applicable Multiplier" means:

          Executive's Title                                             Applicable Multiplier
          -----------------                                             ---------------------
          Chief Executive Officer                                                2.99
          Chief Operating Officer                                                2.50
          Executive Team Member                                                  1.50
          Senior Vice President (who is not an Executive Team Member)            1.00

     c. "Base Amount" means the Executive's annual base salary amount for the year during which the Termination Date occurs, or such higher amount in effect immediately before any reduction thereof that constituted Good Reason.

     d.   "Board" means the Board of Directors of the Company.

     e. "Bonus Amount" means the Executive's Target Amount (as determined in accordance with the MIP) for the fiscal year during which the Termination Date occurs, or such higher amount in effect immediately before any reduction thereof that constituted Good Reason.

     f.   "Cause" means:

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          (i)  the Executive's material dishonesty (including, without limitation, embezzlement, financial misrepresentation, fraud, theft, or other similar action) in his or her dealings with the Company or any other entity with which the Company is engaged in or attempting to be engaged in commerce;

          (ii) the Executive's conviction of, or entry of a plea of nolo contendere to, the commission of a felony; or

          (iii) any act or omission by the Executive that actually has, and which either the Executive intends to have or the Participant or a reasonable person would expect to have, a material adverse effect on the Company.

     g. "Change in Control" means the occurrence of any of the following events:

          (i) Any transfer to, assignment to, or any acquisition by any person, corporation or other entity, or group thereof, of the beneficial ownership, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, of any securities of the Company, which transfer, assignment or acquisition results in such person, corporation, entity, or group thereof, becoming the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities..

          (ii) A majority of members of the Company's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's board of directors prior to the date of the appointment or election.

          (iii) Any person, corporation or other entity, or group thereof acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than seventy-five percent (75%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

          (iv) The stockholders of the Company approve a plan of complete liquidation of the Company.

     h. "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any replacement or successor provisions of United Sates tax law.

     i.   "Committee" means the Executive Development and Compensation
          Committee.

     j.   "Company" means Vertrue Incorporated, a Delaware corporation.

     k.   "Equity Award" means any award or grant under an Equity Plan.

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     l.   "Equity Plan" means any stock option plan, restricted stock plan or other equity incentive or equity compensation plan of the Company, including, but not limited to, the Company's Amended 1996 Stock Option Plan and the Company's 2005 Equity Incentive Plan.

     m. "Executive" means (a) an Executive Team Member and (b) such other key employee or officer of the Company or any Subsidiary selected by the Committee to benefit under the Policy, except that the term shall not include any person that, either before or after the Effective Date, is or becomes a party to an employment or severance agreement with the Company and/or any of its affiliates as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

     n. "Executive Team Member" means a member of the Company's Executive Team (as defined by the Committee from time to time), including, without limitation, the Company's Chief Executive Officer ("CEO") and Chief Operating Officer ("COO").

     o. "Good Reason" means any of the following, other than such action taken in connection of the removal of the Executive from his responsibilities pending a determination of whether Cause exists:

          (i) a failure by the Company to pay material compensation or benefits due and payable to the Executive in connection with his or her employment;

          (ii) a change in the Participant's principal work location which would require Participant to commute 50 miles more each way compared to the distance commuted just prior to the Change in Control;

          (iii) the failure of the Company to require any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to maintain this Policy in the same manner and to the same extent that the Company would have had no such succession had taken place.

     p.   "MIP" means the Vertrue Incorporated Management Incentive Plan.

     q. "Notice of Termination" means a written notice of termination of the Executive's employment with the Company, which notice specifies the Termination Date (as hereinafter defined), identifies the specific termination provision of this Policy relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under such provision of this Policy.

     r. "Potential Change in Control Period" means the period beginning on the earlier of (a) the date the Company executes a letter of intent or binding agreement to enter into a transaction that, if completed, would constitute a Change in Control, (b) the commencement of a tender offer or proxy contest, which if successful would constitute a Change in Control, and ending on the date immediately following the date of the Change in Control or the date on which such Policy is fully terminated or the contemplated transaction is otherwise completely abandoned.

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     s.   "Termination Date" means (a) in the case of a termination by the
          Executive for Good Reason, the last day of the Executive's employment, which shall be no sooner than thirty (30) days after the Executive submits the Notice of Termination, and (b) in the case of a termination without Cause, the date specified in the Notice of Termination.

     t. "Total Payments" (individually referred to as a "Payment") means the payments and benefits (including any accelerated vesting of Equity Awards) received or to be received by the Executive in connection with or as a result of a termination of employment (including as a result of an actual or potential Change in Control), whether pursuant to this Policy or any other Policy, plan, program or arrangement of or with the Company, any entity whose actions result in a Change in Control, or any affiliate of the Company or any such entity.

     2.   Term and Effect of Policy.

     a. Term. This Policy shall be implemented as of the Effective Date and shall continue until July 1, 2010; provided that the term of this Policy shall not expire during (a) a Potential Change in Control Period, (b) the two (2) year period beginning on the date of a Change in Control (including a Change in Control that occurs during a Potential Change in Control Period) or (c) such longer period following a Change in Control until all of the Company's obligations under Section 4 has been satisfied.

     b. No Implied Employment Rights. Nothing in this Policy shall alter the Executive's status as an "at will" employee of the Company or be construed to imply that the Executive's employment with the Company is guaranteed for any period of time; provided that the Company shall comply with the applicable provisions of this Policy if it desires to terminate the Executive's employment during a Potential Change in Control Period or during the two (2) year period beginning on the date of a Change in Control.

     3. Notice of Termination. During the Term, any termination of the Executive's employment by the Company without Cause shall be communicated to the Executive by means of a Notice of Termination under this Policy, and no such termination shall be effective unless the Executive receives a Notice of Termination under this Policy. The Executive's continued employment with the Company shall not constitute a consent to, or a waiver of any rights with respect to, any act or omission of the Company that constitutes Good Reason.

     4.   Termination Benefits.

     4.1 Compensation and Benefits following Termination. Notwithstanding any provisions of the MIP, Equity Plan, SERP and/or LTIP to the contrary, if, during the term of this Policy, an Executive's employment is terminated by the Company without Cause, or by the Executive for Good Reason, then the Executive shall be entitled to all of the following compensation and benefits:

          (a) The Company shall pay the Executive a cash payment in an amount equal to (i) the Applicable Multiplier times the sum of the Base Amount and (ii) the Bonus Amount.

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          (b)  The Company shall pay the Executive all Accrued Compensation.

          (c) During the period beginning on the Termination Date and continuing past the end of the calendar month during which the Termination Date occurs for a number of twenty-four (24) months (the "Continuation Period"), the Company shall continue on behalf of the CEO and COO (and such Executive's dependents and beneficiaries) the medical, dental, and other group health benefits and plans provided to other similarly situated executives who continue in the employ of the Company during the Continuation Period. The benefits and coverage (including employee deductibles and costs) provided pursuant to this Section 4.1(c) during the Continuation Period shall be no less favorable to such Executives (and such Executive's dependents and beneficiaries) than the cost of such coverage provided to other similarly situated executives who continue in the employ of the Company. This Section 4.1(c) shall not be interpreted so as to limit any benefits to which such Executive (or such Executive's dependents or beneficiaries) may be entitled under any of the Company's employee benefit plans, programs or practices following such Executive's termination of employment, including long term disability, medical dental and other group health benefits and plans.

          (d) The Company shall pay the Executive a supplemental retirement benefit pursuant to the terms of the Company's Supplemental Executive Retirement Plan, as in effect from time to time.

          (e) The Company shall pay the Executive a pro-rata target award for each "three-year plan" under the Company's Long Term Incentive Plan in which the Executive is participating as of the Termination Date. For example, assume the Executive is simultaneously participating in three "plans": one each ending on July 1, 2008, July 1, 2009 and July 1, 2010. If the Termination Date is January 31, 2008, the Company shall pay the Executive (i) a target award (pro rated based on 31 out of 36 months participation) for the plan ending July 1, 2008, (ii) a target award (pro rated based on 19 months out of 36 months participation) for the plan ending July 1, 2009 and (iii) a target award (pro rated based on 7 months out of 36 months participation) for the plan ending July 1, 2010.

          (f) In the event that the Executive's employment is terminated by the Company upon less than thirty (30) days notice the Company shall, in lieu of such notice, provide Executive the same payments and benefits Executive would have received had he/she received thirty
               (30) days' prior notice.

     4.2 Equity Awards. For the CEO, COO and each Executive Team Member, all stock options and/or other equity incentive awards (collectively, "Equity Awards") granted to such Executives during their employment shall, unless such Equity Awards by their terms provide that they shall not be governed by this Policy, become fully vested and exercisable immediately upon the occurrence of any of the following events: (a) a termination of such Executive's employment by the Company without Cause or by such Executive for Good Reason, or (b) a Change in Control.

     4.3 Payments, Withholdings and Release of Claims. The amounts provided for in Sections 4.1(a), 4.1(b) and 4.1(d) shall be paid in a single lump sum cash payment within ten (10) days after the Termination Date (or earlier, if required by applicable law); provided, however, that if the Company determines that any such payments or any other amount due under this Policy or other program of the Company is a payment to a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code, then payment of such amounts shall be delayed until the date that is 6 months after the Termination Date. As a condition to receiving any payments or benefits under this Policy, the Executive must execute a waiver and release of claims in the form approved from time to time by the Committee. All payments made pursuant to this Policy shall be subject to applicable withholdings of income, excise and employment taxes and any other applicable payroll deductions such as contributions for the cost of group health benefits.

     4.4 No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any cash payment or the value of any benefit provided for in this Policy by seeking other employment, by seeking benefits provided for in this Policy by seeking other employment, by seeking benefits from another employer or other source, or by pursuing any other type of mitigation. No payment or benefit provided for in this Policy shall be offset or reduced by the Amount of any cash compensation or the value of any benefit provided to the Executive in any subsequent employment or from any other source. Notwithstanding the foregoing, if, during the Continuation Period, the Executive begins to receive group health benefits from another employer that substantially duplicate health benefits being provided by the Company pursuant to Section 4.1(c), then the Executive shall promptly notify the Company of the duplicate benefits and the Company may discontinue the duplicate benefits being provided pursuant to Section 4.1(c), but only to the extent that such discontinuation would not negatively affect other, non-duplicative benefits being provided thereunder.

     4.5 No Impact on Other Benefits, Programs and Policies. The payments and benefits provided for in this Section 4 and elsewhere in this Policy shall not limit any additional or other benefits to which the Executive may be entitled (except pursuant to any severance or termination plan, program, policy or practice to the extent relating to Change in Control). Nothing in this Policy shall prevent or limit the Executive's continuing or future participation to any bonus plan, incentive plan, fringe benefit, or other plan or program provided by the Company (except for any severance or termination plan, program policy or practice to the extent relating to Change in Control) and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other Policy with the Company. Amounts that are or become vested benefits or that the Executive otherwise is or becomes entitled to receive under any outstanding Equity Award, bonus plan, incentive plan, fringe benefit, or other plan or program provided by the Company, shall be paid or provided in accordance therewith, except as explicitly modified by this Policy.

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     5.   Section 409A of the Code. If any provision of the Policy contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code or would cause payment hereunder to be subject to interest and penalties under Section 409A of the Code, such provision of the Policy may be modified by the Committee to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code. Moreover, any discretionary authority that the Committee may have pursuant to the Policy shall not be applicable to a payment that is subject to Section 409A of the Code to the extent such discretionary authority would contravene Section 409A or the regulations or guidance promulgated thereunder.

     6. Administration. This Policy shall be administered by the Committee which shall have full discretionary authority to interpret the terms of the Policy. Subject to applicable laws, rules and regulations (a) no member of the Board or Committee or any officer or employee of the Company to whom any duties or responsibilities are delegated hereunder shall be liable for any action or determination made in connection with the operation, administration or interpretation of the Policy, and (b) the Company shall indemnify, defend and hold harmless each such person from any liability arising from or in connection with the Policy, except where such liability results directly from such person's fraud, willful misconduct or failure to act in good faith. In the performance of responsibilities with respect to the Policy, the Committee shall be entitled to rely upon information and/or advice furnished by the Company's officers or employees, the Company's accountants, the Company's counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such information and/or advice.

     7. Claim. If the Company determines an Executive or beneficiary is not due a payment or benefit under this Policy, the Committee shall give the Executive (or beneficiary), as applicable, adequate written notice of such determination which notice shall include the specific reasons for denial, a description of the review procedure and instructions on how to apply for review.

     8. Notice. All notices and all other communications provided for in this Policy (including any Notice of Termination) shall be in writing and shall be deemed to be duly given, delivered and received by the intended recipient as follows: (a) if personally delivered, on the business day after it is sent (as evidenced by the receipt of a reputable personal delivery service); (b) if mailed by certified or registered mail, postage prepaid, return receipt requested, four (4) business days after such mailing (as evidenced by the receipt for the certified or registered mail); (c) if sent by overnight delivery service, delivery charges prepaid, on the second business day after it is sent (as evidenced by the receipt of a reputable overnight delivery service); or (d) if sent by fax or e-mail, on the business day after it is sent, if confirmed within forty-eight (48) hours thereafter by a signed original sent in one of the manners set forth in clauses (a) through (c) above. Notice shall be addressed to the Executive or any beneficiary at the address last given to the Company. All notices to the Company shall be directed to the attention of the Chairman of the Board with a copy to the Secretary and the Company's General Counsel, and the Chairman of the Committee.

     9. Amendment; Termination. Except as provided in Section 2(a), this Policy may be amended or terminated at any time; provided, however that (a) any such amendment shall not be effective unless it is in writing and authorized by the Board, as evidenced by a signed resolution of same; and (b) following a Change in Control, no such amendment or termination shall adversely affect the Termination Benefits to be provided to any Executive under this Policy.

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